Exhibit 6

Simpson Thacher & Bartlett LLP

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Direct Dial Number	E-mail Address

December 10, 2020

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with the Registration Statement under Schedule B (File No. 333-237609) (the “Registration Statement”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act, relating to the issuance thereunder by the Republic of U.S.$1,000,000,000 aggregate principal amount of its 1.862% U.S. Dollar-Denominated Global Bonds Due 2032 (the “2032 Global Bonds”), U.S.$2,000,000,000 aggregate principal amount of its 2.780% U.S. Dollar-Denominated Global Bonds Due 2060 (the “2060 Global Bonds”) and U.S.$1,000,000,000 aggregate principal amount of its 3.230% U.S. Dollar-Denominated Global Bonds Due 2121 (the “2121 Global Bonds” and, together with the 2032 Global Bonds and the 2060 Global Bonds, the “Global Bonds”) pursuant to the Underwriting Agreement dated November 23, 2020 (the “Underwriting Agreement”), among the Republic and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus, dated April 14, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 23, 2020 (together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the indenture dated as of August 25, 2015 (the “Indenture”), among the Republic, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent (the “Luxembourg Agent”); duplicates of the global bonds representing the Global Bonds; and the Underwriting Agreement.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other

BEIJING    HONG KONG    HOUSTON    LONDON    LOS  ANGELES    PALO ALTO    SÃO PAULO    TOKYO    WASHINGTON, D.C.

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investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and representatives of the Republic.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that (1) the Republic has duly authorized, executed and delivered the Indenture and the Global Bonds in accordance with the law of Peru, (2) the execution, delivery and performance by the Republic of the Indenture and the Global Bonds do not and will not violate the law of Peru or any other applicable laws (except that no such assumption is made or taken with respect to the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by the Republic of the Indenture and the Global Bonds do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Republic. We have further assumed that the Indenture is the valid and legally binding obligation of the Trustee and the Luxembourg Agent.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Global Bonds by the Trustee in accordance with the provisions of the Indenture and due payment therefor and delivery thereof in accordance with the Underwriting Agreement, the Global Bonds constitute valid and legally binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as provided in the Global Bonds, is subject to limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

In connection with the provisions of the Global Bonds whereby the Republic submits to the jurisdiction of any New York State or U.S. federal court sitting in the Borough of Manhattan in New York City, and any appellate court thereof, we note the limitations of 28 U.S.C. Sections 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Global Bonds which relate to forum selection (including, without limitation, any waiver of any objection to venue or any

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objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a U.S. District Court has discretion to transfer an action from one U.S. federal court to another. We also note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Issuer is subject to the Uniform Foreign Money-Judgments Recognition Act (N.Y.C.P.L.R. Section 5301, et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 6 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K/A for the year ended December 31, 2019 and to the use of our name under the caption “Validity of the Securities” in the Prospectus.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP